Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 14, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Cencosud S.A.’s Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference in the Registration Statement on Form F-3 (No. 333-212456) of Cencosud S.A.. We also consent to the references to us under the headings “Presentation of Financial and Other Information” and “Experts”, in the Registration Statement on Form F-3 (No. 333-212456) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers

Santiago, Chile

July 14, 2016